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                                                                    Exhibit 10.8

                      TROPICAL SPORTSWEAR INT'L CORPORATION
                             4902 WEST WATERS AVENUE
                            TAMPA, FLORIDA 33634-1302

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Memorandum of Agreement

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TO:               Mr. Michael Kagan

FROM:             Board of Directors

DATE:             August 11, 2003 (the "Effective Date")

RE:               Employment Arrangement

         We are pleased to confirm the terms of your employment arrangement with the Company.

         You are employed by the Company as its Chief Executive Officer. The term of your employment will be for twelve months, but the term will automatically renew every day for an additional day so that there will be a continuously remaining term of twelve months.

         Your annual base salary is $500,000. You will also receive paid vacation and holidays and fringe benefits (including health and life insurance and other welfare benefits) comparable to that received by other officer-level employees of the Company.

         Your employment may be terminated by the Company, with or without cause, upon written notice from the Company setting forth the termination date.

         During the term of your employment and for the twelve-month period following the termination of your employment, regardless of the reason for such termination, you agree to abide by the following restrictive covenants. All terms in quotation marks are defined below.

         (a) You understand and agree that the Company's "Confidential Information" and "Trade Secrets" constitute valuable assets of the Company and its affiliated entities and may not be used by you for your own personal use. Accordingly, you agree that you will not, directly or indirectly, disclose to any Person any Confidential Information or any Trade Secret or otherwise use any Confidential Information or Trade Secret in connection with any business activity outside of the Company. This provision is not intended to prohibit you from disclosing or using Confidential Information or any Trade Secret to the extent required by law, court order, or other legal process; however, if any disclosure is so required, you will provide the Company with written notice of such requirement prior to making the required disclosure.

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         (b)      You also agree that you will not, directly or indirectly, for yourself or for the benefit of any other Person or as a "Principal or Representative" of any "Person", solicit or induce any "Protected Employee" to terminate his or her employment relationship with the Company or to become employed by any other Person.

         (c) You also agree that you will not, directly or indirectly, solicit or take away any "Protected Customer for the purpose of selling or providing "Competitive Services."

         (d) You also agree that you will not, directly or indirectly, solicit or take away any "Protected Supplier" for the purpose of acquiring or purchasing goods or services in connections with selling or providing Competitive Services.

         (e) You also agree that you will not, directly or indirectly, seek or obtain a "Competitive Position" in the "Restricted Territory" with a "Competitor."

         Because any violation of these restrictive covenants would cause irreparable injury to the Company that cannot be compensated for adequately by monetary damages, you understand and agree that in the event you violate any of these restrictive covenants, the Company has the right to preliminarily and permanently enjoin you from such violations and to have the restrictive covenants specifically enforced against you. In addition, the Company may require you to account for and pay over to the Company any compensation or profits or other benefits that you have improperly derived as a result of a violation of any of the restrictive covenants.

         The definitions of the terms in quotation marks relating to the restrictive covenants are as follows:

         "Competitive Position" means any employment with a Competitor in which you will use or is likely to use any Confidential Information or Trade Secrets, or in which you have duties for such Competitor that relate to Competitive Services and that are the same or similar to those services actually performed by you for the Company;

         "Competitive Services" means the merchandising, manufacturing, distribution, selling or marketing of apparel products.

         "Competitor" means any Person engaged, wholly or in part, in Competitive Services.

         "Confidential Information" means all information regarding the Company, its activities, business or clients that is the subject of reasonable efforts by the Company to maintain its confidentiality and that is not generally disclosed by practice or authority to persons not employed by the Company, but that does not rise to the level of a Trade Secret. "Confidential Information" shall include, but is not limited to, sales and marketing techniques and plans, lists of contact data, technical data relating to the Company's products or production techniques, purchase and supply information, details of client or consultant contracts, current and anticipated customer requirements, pricing policies, client billing information, price lists, market studies, business plans, operational methods, marketing plans or strategies, product development techniques or plans, financial plans and data concerning the Company, and management planning information. "Confidential Information" shall not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of the Company. This definition shall not limit any definition of "confidential information" or any equivalent term under state or federal law.

         "Person" means any individual or any corporation, partnership, joint venture, limited liability

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         company, association or other entity or enterprise.

         "Principal or Representative" means a principal, owner, partner, shareholder, joint venture partner, investor, member, trustee, director, officer, manager, employee, agent, representative or consultant.

         "Protected Customers" means any Person to whom the Company has sold its products or services or solicited to sell its products or services during the twelve (12) months prior to the termination Date. However, a Person is a Protected Customer only if: (a) you had business dealings with the Protected Customer on the Company's behalf; or (b) you were responsible for supervising or coordinating the dealings between the Company and the Protected Customer or (c) you obtained Trade Secrets or Confidential Information about the Protected Customer as a result of his association with the Company.

         "Protected Employees" means employees of the Company who were employed by the Company at any time within six (6) months prior to the date of the termination of your employment with the Company.

         "Protected Suppliers" means any person from whom the Company has purchased products or services or solicited to purchase products or services during the twelve (12) months prior to the termination Date. However, a Person is a Protected Supplier only if: (a) you had business dealings with the Protected Supplier on the Company's behalf; or (b) you were responsible for supervising or coordinating the dealings between the Company and the Protected Supplier or (c) you obtained Trade Secrets or Confidential Information about the Protected Supplier as a result of his association with the Company.

         "Restricted Territory" means the United States and North, Central, and South America, the United Kingdom, Western Europe, Australia, New Zealand, and Fiji. The Company and you acknowledge and agree that the Company and its subsidiaries do business and sell men's, women's, boys' and girls' sportswear (tops and bottoms) in all 50 states of the United States and in each other country in the Restricted Territory.

         "Trade Secret" means all information regarding the Company, without regard to form, including, but not limited to, technical or nontechnical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, distribution lists or a list of actual or potential customers, advertisers or suppliers which is not commonly known by or available to the public and which information: (a) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. Without limiting the foregoing, Trade Secret means any item of Confidential Information that constitutes a "trade secret(s)" under the common law or statutory law of the State of Florida.

         After your employment is terminated by the Company, you agree to return to the Company any of the Company's property in your possession, which would include manuals, pamphlets, instructional materials, computer programs, software, art work, financial information, or any copyrightable material.

         This Memorandum relating to your employment arrangement with the Company is intended to be a contract binding on you and the Company, and each of our respective heirs, successors, and assigns. The terms of this Memorandum are governed by the laws of the State of Florida, and you agree that personal jurisdiction for any proceeding brought pursuant to this Memorandum shall be in the appropriate county or circuit court of the Thirteenth Judicial Circuit for Hillsborough County, Florida or the Federal District Court of the Middle District of Florida,

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Hillsborough County Division. Venue for any legal action arising under this
Memorandum will be in Hillsborough County, Florida.

         The terms of this Memorandum may only be changed or amended in a written document signed by the Company and you.

         Any notice that is given under this Memorandum will be given to the Company at the address set forth above and to you at your home address as it appears on the records of the Company at such time.

         This Memorandum is intended to take the place of any other employment agreement or arrangement that you may have with the Company, and any such other agreement or arrangement is terminated as of the Effective Date; however, you agree that any payments or benefits to you or to the Company or otherwise that may be required under such other agreements or arrangements in the event of termination do not apply.

         If you are in agreement with the terms and conditions of your employment by the Company as described in this Memorandum, please sign below.

                                  TROPICAL SPORTSWEAR
                                   INT'L CORPORATION

                                  By: /s/ Eloy S. Vallina-Laguera
                                  Print Name: /s/ Eloy S. Vallina-Laguera
                                  Title: Chairman of the Board
                                  Dated: January 7, 2004,
                                  but effective for all purposes as of the
                                  Effective Date

                   [Your signature is on the following page.]

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APPROVED AND AGREED TO:

/s/ Michael Kagan
MICHAEL KAGAN
Dated: January 7, 2004
but effective for all purposes as of the Effective Date

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